Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is based on and derived from the separate historical financial statements of Entegris and CMC which are incorporated by reference elsewhere in this offering memorandum, after giving effect to the Merger and the other Transactions and gives effect to the assumptions and preliminary pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations gives effect to the Transactions as if they had occurred on January 1, 2021. All amounts presented within this section are presented in thousands, except per share amounts unless otherwise noted. As a result of displaying amounts in thousands, rounding differences may exist in the tables in this section.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Entegris as the acquirer of CMC. Accordingly, consideration given by Entegris to complete the Merger will be allocated to the assets and liabilities of CMC based upon their estimated fair values as of the date of completion of the Merger. Any excess of the consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. As of the date of this offering memorandum, Entegris has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the CMC assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform CMC’s accounting policies to Entegris’ accounting policies. A final determination of the fair value of CMC’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of CMC that exist as of the date of completion of the Merger and, therefore, cannot be made prior to the completion of the transaction. Accordingly, the unaudited pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed, and such further adjustments from purchase price or conforming accounting adjustments may be material. The preliminary unaudited pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Entegris estimated the fair value of CMC’s assets and liabilities based on discussions with CMC’s management, preliminary valuation studies, due diligence and information presented in public filings.
The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Transactions been completed as of the dates indicated or that may be achieved in the future and should not be taken as representative of future consolidated results of operations or financial condition of Entegris. Furthermore, no effect has been given in the unaudited pro forma condensed combined statement of operations to synergies and potential cost savings, if any, that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations.
The unaudited pro forma condensed combined financial information should be read in conjunction with “Risk Factors,” “Summary Historical Consolidated Financial Data of Entegris,” and “Summary Historical Consolidated Financial Data of CMC” and Entegris and CMC’s historical consolidated financial statements and related notes incorporated herein by reference. See “Incorporation By Reference” in this offering memorandum.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
($ in thousands)
	Historical		Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
	Entegris	CMC as Reclassified
		Note 2
ASSETS
Current assets:
Cash and cash equivalents	$402,565	$200,023	$(3,915,911)	4(A)	$4,895,000	4(K)	$345,437
			(16,000)	4(B)	(1,196,141)	4(M)
			(24,099)	4(T)	—
Trade accounts and notes receivable, net	347,413	166,957	(850)	4(C)	—		513,520
Inventories, net	475,213	174,445	47,763	4(D)	—		697,421
Deferred tax charges and refundable income taxes	35,312	4,359	10,660	4(P)	1,743	4(R)	52,074
Other current assets	52,867	28,028	24,099	4(T)	—		104,994
Total current assets	1,313,370	573,812	(3,874,338)		3,700,602		1,713,446
Property, plant and equipment, net	654,098	351,602	134,515	4(E)	—		1,140,215
Other assets:
Right-of-use assets	66,563	27,566	—		—		94,129
Goodwill	793,702	567,267	3,180,544	4(I)	—		4,541,513
Intangible assets, net	335,113	605,601	1,999,399	4(F)	—		2,940,113
Deferred tax assets and other noncurrent tax assets	17,671	6,467	—		—		24,138
Other noncurrent assets	11,379	26,804	—		(16,764)	4(Q)	21,419
Total assets	$3,191,896	$2,159,119	$1,440,120		$3,683,838		$10,474,973
LIABILITIES AND EQUITY
Current liabilities:
Long-term debt, current maturities		$$13,313	$2,876	4(G)	$(16,189)	4(O)	$—
Accounts payable	130,734	59,478	(850)	4(C)	—		189,362
Accrued payroll and related benefits	108,818	29,248	—		—		138,066
Other accrued liabilities	90,313	74,747	—		(1,161)	4(Q)	163,899
Income taxes payable	49,136	17,268	—		—		66,404
Total current liabilities	379,001	194,054	2,026		(17,350)		557,731

Long-term debt, excluding current maturities	937,027	901,093	8,430	4(G)	4,782,050	4(L)	5,575,109
			—		(909,523)	4(O)
					(143,968)	4(N)
Pension benefit obligations and other liabilities	37,816	43,914	—		(29,114)	4(S)	52,616
Deferred tax liabilities and other noncurrent tax liabilities	64,170	95,460	488,333	4(H)	1,743	4(R)	649,706
Long-term lease liability	60,101	21,778	—		—		81,879
Equity:
Common stock	1,357	40	90	4(J)	—		1,487
Treasury stock	(7,112)	(624,670)	624,670	4(J)	—		(7,112)
Additional paid-in capital	879,845	1,072,076	811,624	4(J)	—		2,577,633
Retained earnings	879,776	446,193	(485,872)	4(J)	—		840,097
Accumulated other comprehensive loss	(40,085)	9,181	(9,181)	4(J)	—		(40,085)
Total equity	1,713,781	902,820	941,331		—		3,557,932
Total liabilities and equity	$3,191,896	$2,159,119	$1,440,120		$3,683,838		$10,474,973

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(Amounts in thousands, except per share data)
	Historical		Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
	Entegris	CMC as Reclassified
		Note 2
Net sales	$2,298,893	$1,229,014	$(9,067)	5(A)	$—		$3,518,840
			12,461	5(B)	—
			(9,067)	5(A)	—
Cost of sales	1,239,229	727,913	47,763	5(K)	—		2,018,560
			261	5(J)	—
Gross profit	1,059,664	501,101	(60,460)		—		1,500,280
			3,169	5(B)	—
Selling, general and administrative expenses	292,408	169,381	90,166	5(D)	—		556,656
			1,532	5(J)	—
					—
Engineering, research and development expenses	167,632	55,095	1,185	5(B)	—		224,150
			238	5(J)	—
Amortization of intangible assets	47,856	66,118	93,549	5(C)	—		207,523
Asset impairment charges	—	232,480	—		—		232,480
Operating income (loss)	551,768	(21,973)	(250,324)		—		279,471
Interest expense	41,240	38,576	—		194,850	5(F)	248,931
			—		(38,576)	5(G)
			—		(3,045)	5(H)
			—		15,866	5(I)
Interest income	(243)	(58)	—		—		(301)
Other expense, net	31,695	2,734	—		—		34,429
Income (loss) before income taxes	479,076	(63,225)	(250,324)		(169,115)		(3,588)
Income tax expense (benefit)	69,950	9,454	(56,323)	5(E)	(38,051)	5(E)	(14,970)
Net income (loss)	$409,126	$(72,679)	$(194,001)		$(131,064)		$11,382
Per common share data:
(Note 6)
Earnings per share
Basic net income (loss) per common share	$3.02	$(2.55)					$0.08
Diluted net income (loss) per common share	$3.00	$(2.55)					$0.08
Weighted average shares outstanding
Basic	135,411	28,454					148,373
Diluted	136,574	28,454					150,662

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
1.	Basis of Pro Forma Presentation
The Merger is reflected in the unaudited pro forma condensed combined financial information as an acquisition of CMC by Entegris in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” using the acquisition method of accounting and are based on the annual audited and historical financial information of Entegris and annual and unaudited interim historical financial information of CMC. Under these accounting standards, the total estimated purchase price is calculated as described below, and substantially all the assets acquired and the liabilities assumed have been measured at their estimated fair values. The fair value measurements utilize estimates based on key assumptions of the Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be revised at the time of the Merger as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined at the time that the Merger is completed, and the final amounts recorded for the Merger may differ materially from the information presented herein.
Pursuant to the Merger Agreement, upon consummation of the Merger, CMC options will be replaced with Entegris options. The CMC performance-based restricted share unit awards will be replaced with Entegris time vested restricted share unit awards with continued time-based vesting schedule resulting in an estimated $5,380 of pre-combination expense, treated as part of total consideration, with the remaining $12,008 being recognized in post combination periods. Additionally, certain CMC employees are entitled to payments upon a change in control and their subsequent termination. These payments are currently estimated to be $24,100. Please refer to adjustment 4(T) for further details regarding the funding of the rabbi trust which is required immediately prior to a change in control, as defined. Merger-related transaction costs are not included as a component of consideration transferred, but are accounted for as an expense in the period in which the costs are incurred. Please refer to adjustments 4(A) and 5(K) for additional details on the effect of merger-related transaction costs in the condensed combined pro forma financial statements.
Under the acquisition method of accounting, the total estimated acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of CMC based on their estimated fair values as of the acquisition date. Any excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The Company expects that all such goodwill will not be deductible for tax purposes. For the purposes of the unaudited pro forma condensed combined financial statements, Entegris has made a preliminary allocation of the acquisition consideration as follows:
The preliminary purchase price allocation is as follows (in thousands):
Consideration paid to CMC stockholders	$5,725,575
Repayment of CMC indebtedness	925,712
Total consideration to acquire CMC	6,651,287
Cash and cash equivalents	155,073
Inventories	222,208
Trade accounts and notes receivable	166,957
Other current assets	37,510
Property, plant and equipment	486,117
Intangible assets	2,605,000
Other noncurrent assets	60,837
Deferred tax liabilities and other noncurrent tax liabilities	(583,793)
Income taxes payable	(17,268)
Other current and noncurrent liabilities	(229,165)
Preliminary fair value of assets acquired	2,903,476
Preliminary allocation to goodwill	$3,747,811
Entegris expects to finance the Merger and pay related fees and expenses with $4,095,000 of secured debt, consisting of a New Term Facility of $2,495,000,  and $800,000 of unsecured debt , together with cash on hand. If the timing or amount of this offering differs from our expectations, Entegris has obtained a revolving facility of $575,000 that is expected to be unutilized at closing. For purposes of the pro forma financial information the secured debt is assumed to consist of a New Term Facility of $2,495,000 and $1,600,000 of notes offered hereby and the unsecured debt is assumed to consist of a $800,000 Bridge Facility.

The senior secured note has a term of 7 years. For purposes of the pro forma financial information , interest on the senior secured term loan facility is assumed to accrue at an estimated rate per annum equal to 4.750%.
The notes offered hereby have a term of 7 years. For purposes of the pro forma financial information , interest on the notes offered hereby is assumed to accrue at an estimated rate per annum equal to 3.000% .
The Bridge Facility has a term of 8 years. For purposes of the pro forma financial information , interest on the Bridge Facility is assumed to accrue at an estimated interest rate per annum equal to 5.500%.
Refer to footnote 5(F) for details on the sensitivity analysis of interest rate fluctuations with respect to the senior secured note, New Term Facility and Bridge Facility.
For a more complete description of the credit facilities and the notes offered hereby, see “Description of Certain Indebtedness” and “Description of Notes.”
The Company’s fiscal year ends on December 31, whereas CMC’s fiscal year ends on September 30. Due to this difference in year end, for the purpose of the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2021 the CMC financial results for the twelve months ended December 31, 2021 have been calculated by adding its financial results for the three months ended December 31, 2021 to its financial results for the twelve months ended September 30, 2021 and subtracting its financial results for the three months ended December 31, 2020. The unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma statement of operations, for the twelve months ended December 31, 2021 combines the Entegris audited consolidated statement of operations for the year ended December 31, 2021 and the CMC financial results for the twelve months ended December 31, 2021.
($ in thousands)	Three Months Ended December 31, 2020	Twelve Months Ended September 30, 2021	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Income Statement Data:				Note 2
	A	B	C	D = B+C-A
Revenues:
Revenues	$287,863	$1,199,831	$317,046	$1,229,014
Cost of sales	164,959	701,662	191,210	727,913
Gross profit	122,904	498,169	125,836	501,101
Selling, general and administrative	55,920	228,886	56,483	229,449
Research, development and technical	12,428	54,195	13,328	55,095
Asset impairment charges	7,347	230,392	9,435	232,480
Entegris Transaction-related expenses	—	—	6,050	6,050
Operating income	47,209	(15,304)	40,540	(21,973)
Interest expense	9,608	38,360	9,743	38,495
Interest income	(23)	—	—	23
Other (income) expense, net	(1,452)	1,130	152	2,734
Income (loss) before income taxes	39,076	(54,794)	30,645	(63,225)
Provision for income taxes	7,546	13,783	3,217	9,454
Net income (loss)	$31,530	$(68,577)	$27,428	$(72,679)
Financial information presented in the “Historical CMC” column in the unaudited pro forma condensed combined balance sheet and statement of operations has been reclassified to conform to the historical presentation in Entegris’ consolidated financial statements. Please refer to Note 2 for further details.
2.	Reclassifications
Certain reclassification adjustments have been made to the historical presentation of CMC financial information in order to conform to Entegris historical financial statements. In order to prepare the pro forma financial statements, Entegris performed a preliminary review of CMC’s accounting policies to identify significant differences.

CMC Unaudited Reclassified Condensed Balance Sheet (as of December 31, 2021)
($ in thousands)
	CMC Before Reclassification	Reclassification	Notes	CMC as Reclassified
ASSETS
Current assets:
Cash and cash equivalents	$200,023	$—		$200,023
Trade accounts and notes receivable, net	166,957	—		166,957
Inventories, net	174,445	—		174,445
Deferred tax charges and refundable income taxes	—	4,359	(A)	4,359
Other current assets	32,387	(4,359)	(A)	28,028
Total current assets	573,812	—		573,812
Property, plant and equipment, net	351,602			351,602
Other assets:	—
Right-of-use assets	—	27,566	(B)	27,566
Goodwill	567,267	—		567,267
Intangible assets, net	605,601	—		605,601
Deferred tax assets and other noncurrent tax assets	6,467	—		6,467
Other noncurrent assets	54,370	(27,566)	(B)	26,804
Total assets	$2,159,119	$—		$2,159,119
LIABILITIES AND EQUITY
Current liabilities:
Long-term debt, current maturities	$13,313	$—		$13,313
Accounts payable	59,478	—		59,478
Accrued expenses, income taxes payable and other current liabilities	121,263	(121,263)	(C)	—
Accrued payroll and related benefits	—	29,248	(C)	29,248
Other accrued liabilities	—	74,747	(C)	74,747
Income taxes payable	—	17,268	(C)	17,268
Total current liabilities	194,054	—		194,054
Long-term debt, excluding current maturities	901,093	—		901,093
Pension benefit obligations and other liabilities	—	43,914	(E)	43,914
Deferred tax liabilities and other noncurrent tax liabilities	74,499	20,961	(F)	95,460
Other long-term liabilities	86,653	(86,653)	(D),(E), (F)	—
Long-term lease liabilities	—	21,778	(D)	21,778
Common stock	40	—		40
Treasury stock	(624,670)	—		(624,670)
Additional paid-in capital	1,072,076	—		1,072,076
Retained earnings	446,193	—		446,193
Accumulated other comprehensive loss	9,181	—		9,181
Total equity	902,820	—		902,820
Total liabilities and equity	$2,159,119	$—		$2,159,119
(A)	Reclassification from “Other current assets” to “Deferred tax charges and refundable income taxes.”
(B)	Reclassification from “Other noncurrent assets” to “Right-of-use assets.”
(C)	Reclassification of “Accrued expenses, income taxes payable and other current liabilities” to “Accrued payroll and related benefits,” “Other accrued liabilities” and “Income taxes payable.”
(D)	Reclassification from “Other long-term liabilities” to “Long-term lease liabilities.”
(E)	Reclassification from “Other long-term liabilities” to “Pension benefit obligations and other liabilities.”
(F)	Reclassification from “Other long-term liabilities” to “Deferred tax liabilities and other noncurrent tax liabilities.”

CMC Unaudited Reclassified Condensed Statement of Operations (for year ended December 31, 2021)
($ in thousands)
	CMC Before Reclassification	Reclassifications	Notes	CMC as Reclassified
	Note 1
Revenues	$1,229,014	$—		$1,229,014
Cost of sales	727,913	—		727,913
Gross profit	501,101	—		501,101
Selling, general and administrative	229,449	(60,068)	(A), (C)	169,381
Research, development and technical	55,095	—		55,095
Amortization of intangible assets	—	66,118	(A)	66,118
Asset impairment charges	232,480	—		232,480
Entegris transaction related expenses	6,050	(6,050)	(C)	—
Operating (loss) income	(21,973)	—		(21,973)
Interest expense	38,495	81	(B)	38,576
Interest income	23	(81)	(B)	(58)
Other expense, net	2,734	—		2,734
Income (loss) before income taxes	(63,225)	—		(63,225)
Provision for income taxes	9,454	—		9,454
Net income (loss)	$(72,679)	$—		$(72,679)
(A)	Reclassification from “Selling, general and administrative expenses” to “Amortization of intangible assets.”
(B)	Reclassification from “Interest expense” to “Interest income.”
(C)	Reclassification from “Entegris transaction related expenses” to “Selling, general and administrative expenses.”
3.	Preliminary Consideration
(Amounts in thousands, except per share data)
CMC pro forma diluted shares outstanding as of January 31, 2022	28,765
Cash consideration per share	$133.00
Cash consideration (value)	$3,825,745
CMC pro forma diluted shares outstanding as of January 31, 2022	28,765
Entegris exchange ratio	0.4506
Entegris common shares issued in exchange	12,962
Entegris closing share price as of March 29, 2022	$140.83
Estimated stock consideration to be transferred	$1,825,438
Fair value of Entegris options issued in exchange for CMC options	$69,012
Fair value of Entegris RSU’s issued in exchange for CMC PSU’s	$5,380
Estimate of equity consideration expected to be transferred	$1,899,830
Estimate of cash and stock consideration expected to be transferred	$5,725,575
4.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
4(A) Represents the cash proceeds paid for the cash consideration of the acquisition and one-time transaction-related costs to be incurred prior to, or concurrent with, the closing of the Merger including bank fees. Acquisition-related transaction costs, such as investment banker, advisory, legal, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. See also note 4(J) for the impact to retained earnings.
($ in thousands)	December 31, 2021
Cash component of Merger consideration (Note 3)	$(3,825,745)
Cash paid for Entegris and CMC combined transaction fees and expenses	(101,000)
Less: Total Entegris and CMC accrued transaction expenses	10,834
Total pro forma adjustment to Cash and cash equivalents	$(3,915,911)

4(B) Represents cash reduction related to the equity financing costs.
4(C) Represents the elimination of $850 between accounts receivable and accounts payable resulting from transactions between Entegris and CMC which would be eliminated upon consolidation.
4(D) Represents the preliminary fair value of inventories, which considers replacement cost for materials and net realizable value for work-in-process and finished goods. Refer to note 5(K) for further details.
4(E) Represents the preliminary fair value and resulting adjustment to net property, plant and equipment. The preliminary amounts assigned to net property, plant and equipment and estimated weighted average useful lives are as follows:
($ in thousands)	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)
Property, Plant and Equipment	$437,500	8
Construction in progress	48,617	15
Total fair value of CMC’s property, plant and equipment, net	486,117
Less: CMC’s historical property, plant and equipment, net	351,602
Pro forma adjustment	$134,515
4(F) Represents the adjustment of historical and newly created intangible assets acquired by the Company to their estimated fair values (other than Goodwill). As part of the preliminary valuation analysis, the Company identified intangible assets, including technology, trade names, and customer relationships. The fair value of identifiable intangible assets is determined considering market research and a limited valuation analysis of the intangible assets. Since all information required to perform a detailed valuation analysis of CMC’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based upon publicly available transaction data for the industry. The following table summarizes the estimated fair values of CMC’s identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:
($ in thousands)	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)
Customer relationships	$1,860,000	20
Developed Technology	510,000	10
Trademark / Trade Name	235,000	15
Total fair value of CMC’s intangible assets (other than Goodwill)	2,605,000
Less: CMC historical other intangible assets	605,601
Pro forma adjustment	$1,999,399
4(G) Represents the adjustment to eliminate deferred financing costs.
4(H) Represents the preliminary adjustment to deferred tax liabilities primarily associated with the one-time deductible transaction costs and fair value adjustments for property, plant, and equipment, inventories, and other intangible assets excluding goodwill, using a blended statutory tax rate of 22.5%.
4(I) Represents the excess of the preliminary consideration over the preliminary fair value of the assets acquired and liabilities assumed. Goodwill will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of Entegris and CMC. Goodwill is not expected to be deductible for income tax purposes.

4(J) The following table summarizes the transaction accounting adjustments impacting equity:
($ in thousands)	Adjustments to Historical Equity	New Equity Structure	Other Items	Transaction Accounting Adjustments
Common stock	$(40)	$130	$—	$90
Treasury stock	624,670	—	—	624,670
Additional paid-in capital	(1,072,076)	1,883,700	—	811,624
Retained earnings	(446,193)	—	(39,679)	(485,872)
Accumulated other comprehensive loss	(9,181)	—	—	(9,181)
Total equity	$(902,820)	$1,883,830	$(39,679)	$941,331
Adjustments to Historical Equity: Represents the elimination of CMC’s historical equity.
New Equity Structure: Represents the allocation of the preliminary stock consideration of $1,883,830 to common stock at the Corporation par value of $.01 ($130) and additional paid-in-capital ($1,899,700) based on the price as of March 29, 2022, net of $16,000 of equity issuance costs.
Other Items: Represents the impact of the Entegris nonrecurring transaction costs, net of applicable taxes, to retained earnings, which is discussed within 4(A).
($ in thousands)
Entegris transaction costs, net of amounts previously accrued	$(45,216)
Estimated tax benefit of Entegris transaction costs, net of amounts previously accrued	5,537
Entegris transaction costs treated as reduction to retained earnings	$(39,679)
4(K) Represents the cash proceeds of $4,895,000 from the debt financing funding of the Merger consideration from the notes offered hereby, Bridge Facility and the New Term Facility (see note 1 for further details).
4(L) Represents the debt financing obligation incurred totaling $4,895,000 from the notes offered hereby, Bridge Facility and the New Term Facility (see note 1 for further details), net of applicable debt issuance costs of $88,000 and original issuance discount of $24,950 .
4(M) Represents the cash outflow for the payment of Entegris and CMC debt that is expected to be extinguished and refinanced (see note 4(O) and 4(N)), net of applicable debt issuance costs and original issue discount (see note 4(L)), as well as the extinguished outstanding interest rate swaps noted within note 4(Q) and 4(S), respectively, as summarized below.
($ in thousands)	December 31, 2021
Cash settlement of interest rate swap asset related to CMC’s debt	$16,764
Cash payment of CMC’s long term debt, current maturities	(16,189)
Cash settlement of interest rate swap liability related to CMC’s debt	(1,161)
Cash payment of CMC’s long term debt, excluding current maturities	(909,523)
Partial extinguishment of Entegris debt	(143,968)
Cash settlement of CMC’s terminated swap	(29,114)
Cash payment of new debt issuance costs	(88,000)
Cash payment of original issue discount	(24,950)
Cash outflow for pay down for extinguishment of Entegris and CMC debt and refinancing	$(1,196,141)
4(N) Represents the paydown of $145,000 of Entegris debt associated with the refinancing arrangement, net of applicable debt issuance costs of $1,032.
4(O) Represents the elimination of CMC outstanding debt of $925,712, inclusive of unamortized deferred financing fees, associated with the refinancing arrangement of $11,306.

4(P) Represents the expected tax benefit of the anticipated CMC transaction costs to be incurred prior to, or concurrent with, the closing of the Merger including bank fees, legal fees or other transaction expenses that are treated as a reduction in goodwill.
4(Q) Represents the repayment of CMC outstanding interest rate swaps associated with the extinguished and refinanced CMC debt as noted within 4(O).
4(R) Represents the reclassification of the CMC deferred tax asset of $1,743 from Deferred tax liabilities and other noncurrent tax liabilities to Deferred tax charges and refundable income taxes. Upon the extinguishment of the existing CMC debt and interest rate swaps, any associated deferred tax assets liabilities will become current income taxes receivable/payable.
4(S) Represents the elimination of the outstanding terminated CMC interest rate swap. During the last quarter of 2020, CMC entered into a new interest rate swap agreement and the existing interest rate swap was terminated and the hedging relationship was de-designated.
4(T) Represents the estimated cash outflow to fund a rabbi trust (recorded within other current assets) which is required immediately prior to a change in control in which CMC or its successor must establish to fully fund the expected severance benefits due under applicable change in control agreements. Our estimate of funding for the rabbi trust is based upon preliminary assumptions that are subject to further refinement as additional information is obtained.
5.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
5(A) Transactions between Entegris and CMC have been eliminated as if Entegris and CMC were consolidated affiliates for the period presented.
5(B) Represents the preliminary pro forma adjustment to recognize changes to straight-line depreciation expense resulting from the fair value adjustments to acquired property, plant, and equipment. The preliminary fair value of the property, plant and equipment may not represent the actual value of the property, plant and equipment when the Merger is completed resulting in a potential difference in straight-line depreciation expense, and that difference may be material. For example, an increase or decrease of 15% in the fair value of property, plant and equipment on the closing date of the Merger from the fair value of property, plant and equipment assumed in these pro forma financial statements would change the value of the property, plant and equipment by approximately $72,918, which would be reflected as a corresponding increase or decrease to straight-line depreciation expense of $9,115 assuming a useful life of 8 years.
5(C) Represents estimated incremental straight-line amortization expense resulting from the allocation of purchase consideration to definite-lived intangible assets subject to amortization. An increase or decrease of 15% in the fair value of intangible assets on the closing date of the Merger from the fair value of intangible assets assumed in these pro forma financial statements would change the value of the intangible assets approximately by $390,750, which would be reflected as a corresponding increase or decrease to straight-line amortization expense of $26,050 assuming an average useful life of 15 years.
5(D) Represents the one-time transaction-related costs for both Entegris and CMC that have yet to be expensed or accrued in the historical financial statements through December 31, 2021 in connection with the Merger including bank fees, legal fees, consulting fees, and other transaction expenses. As of December 31, 2021, the total estimated transaction-related costs amounted to $101,000 with $10,834 expensed to date resulting in a net pro forma adjustment of $90,166.
5(E) Represents the income tax effect of the transaction accounting adjustments related to the Merger calculated using a blended statutory income tax rate of 22.5%. The effective tax rate of the combined company could be significantly different depending on the mix of actual earnings in foreign jurisdictions for periods subsequent to completion of the Merger and various other reasons.
5(F) Represents the estimated interest expense on the new debt raised to fund in part the consideration paid to effect the Merger using estimated interest rates as shown in the table below which is subject to market fluctuations until such time as the loan facilities are in put in place (refer also to Note 1 for further details). From a sensitivity analysis perspective, an increase or decrease of 12.5 basis points in anticipated interest rates would result in an increase or decrease of $6,119 in interest expense for the year ended December 31, 2021.
($ in thousands)	Year Ended December 31, 2021
Interest expense on Bridge Facility (5.500%)	$44,000
Interest expense senior secured notes offered hereby (4.750%)	76,000
Interest expense on New Term Facility (3.000%)	74,850
Total adjustment	$194,850
5(G) Represents the elimination of interest expense associated with the extinguished CMC debt outstanding.
5(H) Represents the elimination of interest expense associated with the partial payment of Entegris debt outstanding.
5(I) Represents the amortization of deferred financing costs and original issue discount associated with the aggregate new debt facilities (refer also to Note 1 for further details). For illustrative purposes of presenting the pro forma financial statements, we have allocated the deferred financing costs to the notes offered hereby, Bridge Facility and the New Term Facility on a pro-rata basis which has an expected seven, eight and seven-year term, respectively.
5(J) Represents the incremental differences in stock-based compensation for replaced equity awards. Subject to the terms of the Merger Agreement, unvested CMC performance-based restricted share awards will be replaced and converted into Entegris time vested restricted share awards.
5(K) Represents the additional cost of goods sold recognized in connection with the step-up of inventory valuation. Entegris will recognize the increased value of inventory in cost of sales as the inventory is sold, which for purposes of these pro forma financial statements is assumed to occur within the first year after the Merger and is non-recurring in nature. Refer to note 4(D) for additional details.
6.	Entegris Earnings Per Share Information
The following table shows our calculation of pro forma combined basic and diluted earnings per share for the fiscal year ended December 31, 2021.
(Amounts in thousands, except per share data)	Year Ended December 31, 2021
Pro forma net income attributable to Entegris common stock	$11,382
Basic weighted average Entegris shares outstanding	135,411
CMC shares converted to Entegris shares(1)	12,962
Pro forma basic weighted average shares outstanding	148,373
Dilutive effect of securities:
Weighted common shares assumed upon exercise of Entegris options and vesting of Entegris restricted stock units	1,163
Entegris options issued in consideration for CMC options(2)	1,003
Entegris RSU’s issued in exchange for CMC PSU’s(3)	123
Pro forma diluted weighted average shares outstanding	150,662
Pro forma basic earnings per share	$0.08
Pro forma diluted earnings per share	$0.08
(1)
Represents the estimated number of shares of Entegris common stock to be issued to CMC stockholders based on the number of shares of CMC common stock outstanding as of January 31, 2022 (28,765 CMC pro forma shares outstanding—see Footnote 3) and after giving effect to the exchange ratio of 0.4506 as determined in the Merger Agreement. This amount is inclusive of 84 shares of prior CMC equity-based awards that were fully vested and converted to merger consideration.

(2)	Represents the total vested and unvested CMC options as of January 31, 2022 which are being converted to Entegris options.
(3)	Represents the total CMC PSU’s as of January 31, 2022 which are being converted to Entegris RSU’s.